United States securities and exchange commission logo





                     November 15, 2021

       David Doft
       Chief Financial Officer
       Emerald Holding, Inc.
       100 Broadway, 14th Floor
       New York, NY 10005

                                                        Re: Emerald Holding,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 23,
2021
                                                            File No. 001-38076

       Dear Mr. Doft:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services